Exhibit 99.5

Nominated Finalist for The 18th Annual The Macallan Asian Legal Business Hong Kong Law Awards Innovative Technologies Law Firm of the Year

余沛恒律師事務所	Henry Yu & Associates
香港金鐘	Suite 803A, 8th Floor,
金鐘道八十九號	Tower Two, Lippo Centre,
力寶中心二座	89 Queensway, Admiralty,
八樓八零三A室	Hong Kong

電話： +852 2115 9525	Tel:	+852 2115 9525
傳真： +852 2115 3022	Fax:	+852 2115 3022

貴公司專案編號Your reference	電話直線Direct line:
+852 2115 9525
本公司專案編號 Our reference:	電郵地址Email:
H100958 (A003699)	jennychu@lylawoffice.com
clarayuen@lylawoffice.com
rockyko@lylawoffice.com

Date: 21 March 2024

Private and Confidential

NetClass Technology Inc.

6F, Building A, 1188 Wan Rong Road

Shanghai, People’s Republic of China 200436

Attn: Mr. Dai Jianbiao

Dear Sirs,

Re: NetClass Technology Inc. (the “Company”) – US Public Offering – Hong Kong Legal Opinion

This opinion as to Hong Kong law (this “Opinion”) is rendered to you in connection with: (i) the offer of 1,800,000 new Class A ordinary shares of par value of US$0.00025 per share (the “Offer Shares”) in the capital of the Company (subject to the over-allotment option (the “Option”) granted by the Company to Revere Securities LLC as underwriter (the “Underwriter”) pursuant to the underwriting agreement between the Company and the Underwriter (the “Underwriting Agreement”)) by way of public offer in the United States of America (the “US Public Offering”); and (ii) the resale of 2,025,000 Class A ordinary shares of par value of US$0.00025 per share in aggregate (the “Resale Shares”; together with the Offer Shares, the “Shares”) by Dragonsoft Holding Limited, HK Zhongzhao Investment Group Co Limited and Trusvision Company Limited (the “Resale Offer”; together with the US Public Offering, the “Share Offer”); and (iii) the listing (the “Listing”) of the Shares on the National Association of Securities Dealers Automated Quotations (“NASDAQ”), on the terms set out in the registration statement on Form F-1 dated 21 March 2024 (the “Registration Statement”).

This Opinion relates only to the laws of Hong Kong currently in force as of the date of this Opinion and the observations expressed below are subject to the limitations and assumptions (the “Limitations and Assumptions”) set out in Schedule 1 to this Opinion. We express no opinion on the laws of any other jurisdiction, including but not limited to the laws of the Cayman Islands, the United States of America (“USA”) and the People’s Republic of China (the “PRC”). In addition, and without prejudice to any of the foregoing, this Opinion is given only as to, and upon based on, the circumstances and matters of facts existing and known to us as at the date of this Opinion.

Henry Yu & Associates is a Hong Kong law firm regulated by the Law Society of Hong Kong.
In association with L & Y Law Office and
In association with K.Y. Woo & Co.

Principal: YU Pui Hang

Consultant: LUI Pui Wah Becky

Foreign Lawyer Consultant: HUANG Zeyan (PRC)
Associate: SIU Tsz Him

Private and Confidential

For the purpose of giving this Opinion, we have only examined and relied upon the documents provided to us pursuant to our engagement as Hong Kong legal counsel in connection to the Share Offer and the Listing submitted to us in relation to our engagement as originals are authentic, and all documents submitted to us as certified or photostatic copies conform to the originals (the “Documents”), on the assumptions (amongst other things) that: (i) such Documents, if provided in original copies, are authentic, and, if provided in photostatic copies (whether or not certified), conform to the original documents; and (ii) all initials, signatures, stamps, chops and other seals on the Documents (whether certified, photocopied, faxed or printed copies) are genuineness and authentic; and (iii) the Documents have not been amended, modified or varied and are in full force and effect as at the date of this Opinion. No other information or document (whether or not referring to, or referred to in, this Opinion or the Documents) has been examined or relied upon in preparing and rendering this Opinion. We have not made any other enquiries concerning the Company or any of its subsidiaries (including but not limited to its Hong Kong subsidiaries). In particular, other than as expressly stated in this opinion, we have not investigated or verified any matter of fact or opinion or any statement (whether or not set out in any of the Documents).

This Opinion is given solely for the benefit of the Company in connection with the matters referred to herein and, except with our prior written consent and save as otherwise provided below, this Opinion shall not, whether in whole or in part: (i) be transmitted or disclosed to, or used or relied upon, by any person other than the Company; (ii) be relied upon for any purpose whatsoever other than the purpose of the Share Offer and the Listing; or (iii) be replicated or reproduced in any manner whatsoever.

In this Opinion, a reference to “Hong Kong” is a reference to the Hong Kong Special Administrative Region of the PRC. A reference to “law” or “laws” is a reference to common law, principles of equity, legislation, sub-legislation and regulations constituted or evidenced by documents available to the public generally. For the avoidance of doubt, unless otherwise specifically mentioned in this Opinion, the laws of Hong Kong do not include any codes, rules, guidelines, or other publications not having the force of law as at the date of this Opinion.

Unless otherwise defined herein, capitalised terms have the meanings ascribed to them in the Registration Statement.

On the basis of the foregoing and subject to the Limitations and Assumptions, we are of the opinion that, as at the date of this Opinion:

1.	The statements set forth in the Registration Statement under the captions “Transfers of Cash to and from Our Subsidiaries”, “Hong Kong Regulatory Licenses, Permissions and Approvals”, “Risks Related to Doing Business in Hong Kong”, “Overview of the Laws and Regulations Relating to the Operating Entities’ Business and Operations in Hong Kong”, “Hong Kong Regulations Relating to Distributions”, “Notice to Prospective Investors in Hong Kong” and “Legal Matters”, in each case insofar as such statements purport to describe or summarise the Hong Kong legal matters stated therein as at the date hereof, are true and accurate in all material respects, and fairly present and summarise in all material respects the Hong Kong legal matters stated therein as at the date hereof; and

Private and Confidential

2.	The statements set forth in the Registration Statement under the caption “Hong Kong Taxation” and “Notice to Prospective Investors in Hong Kong” and “NOTE 9 — TAXES”are true and accurate in all material respects and that such statements constitute our opinion.

We hereby consent to the use of this Opinion in, and the filing of this Opinion as an exhibit to, the Registration Statement, and the reference to our name in such Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours Faithfully,

HENRY YU & ASSOCIATES

Private and Confidential

Schedule 1

Assumptions and Qualifications

Assumptions

1.	The authenticity and completeness of all Documents provided to us as originals and the conformity with the originals of any copy or certified copy Documents provided to us, the genuineness and authenticity of all initials, signatures, stamps, chops and other seals thereon (whether certified, photocopied, faxed or printed copies) and that the Documents provided to us have not been amended, modified or varied and are in full force and effect as at the date of this Opinion.

2.	Where a Document has been examined by us in draft form, it has been executed in the form of that exact draft.

3.	Each of the parties to a Document has the capacity, power and authority to enter into such Document.

4.	On the date of entering into a Document, each of the parties thereto is, and after entering into of the Document, remains, solvent and is and will be able to pay its liabilities as they become due;

5.	Each party to a Document has not passed any voluntary winding-up resolution, no petition has been presented or order made for the winding-up dissolution or administration of any of them and no receiver, administrative receiver, administrator or similar officer has been appointed in relation to any of them or any of their respective assets;

6.	All factual statements, representations and warranties contained in the Documents (save for any statements, representations or warranties as to matters of Hong Kong law on which we express an opinion in this Opinion) are true, correct, complete, accurate and not misleading and the transactions contemplated by such Documents are entered into for good consideration, valid commercial purposes and in good faith;

7.	Each of the Documents has been duly authorised, executed and delivered by each of the parties thereto, each such party has actually received and accepted delivery of such Documents, and the execution, delivery and performance thereof are within the capacity powers and authority of each of the parties thereto in accordance with all applicable laws (other than the laws of Hong Kong) and the Documents constitute legal, valid and binding obligations of the parties thereto enforceable against them under the laws of those jurisdictions outside Hong Kong in which they are respectively incorporated and all other applicable jurisdictions (other than Hong Kong);

8.	The obligations of each of the parties under the Documents are not subject to avoidance by any person under all applicable laws in all applicable jurisdictions (other than Hong Kong);

9.	To the extent that any obligation under the Documents is to be performed in, or subject to the laws of, any jurisdiction other than Hong Kong, its performance will not be illegal, invalid, non-binding or unenforceable under the laws of such jurisdiction (as to which we express no opinion);

10.	There are no other arrangements between any of the parties to any of the Documents which modify or supersede any of the terms thereof, and there are no other contractual or similar restrictions binding on the parties to any of the Documents which would affect the conclusion in this Opinion;

Private and Confidential

11.	There are no provisions in the laws of any jurisdiction outside Hong Kong which would be contravened by the execution and delivery of the Documents or the performance by any party to any Document of its obligations thereunder and none of the opinions expressed herein will be affected by such laws (including the public policy) of any jurisdiction outside Hong Kong;

12.	The choice of law to govern in the Documents was made in good faith by the parties thereto and not with the intention of avoiding the laws of the jurisdiction with which such party has its most substantial connection nor with a view to evading a mandatory provision of any applicable law of any jurisdiction and there is no reason for avoiding such choice on grounds of public policy in Hong Kong;

13.	The distribution of any prospectuses, circulars or documents relating to the Share Offer and all offers, sales and deliveries of the Shares have been and will be made in conformity with the provisions of the Registration Statement and the Underwriting Agreement; and

14.	Subject to the fulfilment of the conditions precedent contained in the Underwriting Agreement, the Underwriter has satisfied and will satisfy its obligations to purchase and pay for the Offer Shares under the Underwriting Agreement by procuring on behalf of the Company purchasers for the Offer Shares, the delivery of which will be made directly for the benefit of purchasers procured by the Underwriter under the Share Offer or, to the extent purchasers for the Offer Shares are not procured by the Underwriter, the Offer Shares are purchased by the Underwriter as principal.

Qualifications

1.	Enforcement of the obligations of the Company under the Documents would be subject to any winding-up, bankruptcy, insolvency and other laws of general application relating to or affecting creditors’ rights generally.

2.	Other than as expressly set out in this Opinion, we do not express or imply any opinion regarding taxation or inland revenue law or statutes in Hong Kong.

3.	Where any provision of the Documents is to be performed in jurisdictions outside Hong Kong, it may not be enforceable under Hong Kong law to the extent that such performance would be illegal, immoral or contrary to public policy under the laws of any such jurisdiction.

4.	The recoverability of costs and expenses may be limited to those a court or arbitral tribunal considers to be reasonably incurred and the court or arbitral tribunal (as the case may be) has the discretion to determine by whom and to what extent these costs shall be paid. Accordingly, the Hong Kong courts or arbitral tribunal may decline to give effect to any indemnity for legal costs incurred by an unsuccessful litigant or any other undertaking for reimbursement of, or indemnity against, expenses in respect of legal costs.

5.	We express no opinion as to whether a judgment or arbitral award would be entered in a Hong Kong court for an amount other than one expressed in Hong Kong currency or as to the date upon which a conversion from a foreign currency would be made for the purpose of enforcement of any judgment or arbitral award; a Hong Kong court or arbitral tribunal has a discretion as to whether to give judgment in a foreign currency and will exercise such discretion in favour of a plaintiff if it considers the circumstances appropriate.

6.	This Opinion is confined solely to the laws of Hong Kong as in force at the date of this Opinion and as currently applied by the Hong Kong courts. We have made no investigation and no opinion is expressed or implied as to the laws of any other jurisdiction and assume that no foreign law affects the conclusions stated above. We assume that any agreement referred to in this Opinion which is subject to the law of a jurisdiction other than Hong Kong is legally valid, binding and enforceable under that law.

Private and Confidential

7.	This Opinion is given on the basis that there has been no change in any of the facts assumed by us for the purposes of rendering this Opinion. It is also given on the basis that we have no obligation to notify any Addressee of this Opinion of any change in Hong Kong law or its application after the date of this Opinion.

8.	As used in this Opinion, the term “enforceable” means that a document is of a type and form enforced by the Hong Kong courts. The term does not address the extent to which a judgment obtained in a court outside Hong Kong will be enforceable in Hong Kong. Nor does it mean that each obligation will be enforced in accordance with its terms. Certain rights and obligations may be qualified by the nature of the remedies available in the Hong Kong courts, the acceptance by such courts of jurisdiction, the power of such courts to stay proceedings, the provisions of the Limitation Ordinance (Chapter 347 of the Laws of Hong Kong), the possibility of set-off or counterclaim, doctrines of good faith and fair conduct and laws based on those doctrines.

9.	We express no opinion as to whether the equitable remedies of specific performance or injunctive relief would be available in respect of any obligation of the Company. Insofar as any obligation under the Agreements is to be performed in any jurisdiction other than Hong Kong, a Hong Kong court may have to regard the law of that jurisdiction in relation to the manner of performance and the steps to be taken in the event of defective performance.

10.	The effectiveness of terms exculpating a party from a liability or duty otherwise owed may be limited by law.

11.	The enforceability under certain circumstances of provisions under the Documents expressly or by implication waiving broadly or vaguely rights, unknown future rights, defences to obligations or rights granted by law may not be enforceable, when such waiver are against public policy or prohibited by law.

12.	Under Hong Kong law, the courts of Hong Kong have jurisdiction over those who voluntarily submit or have agreed to submit to the jurisdiction of Hong Kong courts although the courts have discretion to refuse to hear a case on the basis of forum non conveniens.

13.	The courts of Hong Kong will not enforce any foreign judgment which (a) is in breach of the provisions under Foreign Judgment (Restriction on Recognition and Enforcement) Ordinance (Chapter 46 of the Laws of Hong Kong); (b) is not for a definite sum of money (other than a sum payable in respect of taxes or penalties); (c) is not under common law principles; (d) is obtained by fraud or obtained in proceedings which are contrary to the principle of natural justice; or (e) is contrary to public policy in Hong Kong.

14.	A court of Hong Kong may refuse to give effect to any provision of the Documents (a) in respect of costs of unsuccessful litigation brought before a Hong Kong court or where the court has itself made an order for costs; (b) which would involve the enforcement of foreign revenue or penal laws; or (c) which would be contrary to public policy in Hong Kong.

15.	A certificate, determination, notification or opinion of or the exercise of any discretion by any person as to any matter provided for in any of the Documents might not be upheld by the courts of Hong Kong if it could be shown to have an unreasonable or arbitrary basis or to be manifestly inaccurate or fraudulent.

Private and Confidential

16.	Provisions of any of the Documents relating to any payment (including but not limited to default interest) may not be enforced by a Hong Kong court if it is construed as being a penalty; furthermore, by virtue of section 49 of the High Court Ordinance (Chapter 4 of the Laws of Hong Kong), a judgment debt shall carry interest at such rate as may be determined by the Chief Justice by order on the aggregate amount thereof, or on such part thereof as for the time being remains unsatisfied, from the date of judgment until satisfaction. Accordingly, a Hong Kong court may order payment of interest after judgment at a rate which differs from that provided for in the default interests provision of any of the Documents.

17.	Proceedings in a Hong Kong court may be stayed if concurrent proceedings are being brought elsewhere.

18.	The severability of provisions of any of the Documents which are illegal, invalid or unenforceable is, as a matter of Hong Kong law, at the discretion of the court. Accordingly, we express no opinion as to the legality, enforceability or validity of any such clause of the Documents.

19.	Any rights of set-off contained in the Documents may be limited by the laws of the jurisdiction where the relevant credit balances are held.

20.	When a party to any of the Documents is vested with discretion or may determine a matter in its opinion, Hong Kong law may require that such discretion is exercised reasonably or that such opinion is based on reasonable grounds.